Exhibit 10.5

AMENDMENT FOUR
TO THE
COCA-COLA REFRESHMENTS SUPPLEMENTAL PENSION PLAN

WHEREAS, Coca-Cola Refreshments USA, Inc. sponsors the Coca-Cola Refreshments Supplemental Pension Plan (the “Plan”); and

WHEREAS, The Coca-Cola Company Benefits Committee (the “Benefits Committee”) is authorized to amend the Plan;

NOW, THEREFORE, the Plan is amended as follows, effective as set forth herein:

1.	Effective January 1, 2011, the definition of Cash Balance Account Base Benefit in Article II is amended to read as follows:

““Cash Balance Account Base Benefit” means the Participant’s Cash Balance Account under the Pension Plan, excluding, however, any portion of such benefit attributable to a period during which the Participant was ineligible to accrue a benefit under this Plan following a Separation from Service.”

2.	Effective January 2, 2011, the definition of Final Average Earnings Base Benefit in Article II is amended to read as follows:

““Final Average Earnings Base Benefit” means the Final Average Earnings Benefit the Participant would receive under the Pension Plan at Normal Retirement Age excluding any portion of such benefit attributable to (i) a rollover to the Pension Plan from a defined contribution plan, (ii) any “add on” benefits relating to certain merged plans as described in the definition of “Final Average Earnings Benefit” under the Pension Plan, (iii) any early retirement supplement paid pursuant to Article IV.I (or any successor provision) of the Pension Plan, or (iv) a period during which the Participant was ineligible to accrue a benefit under this Plan following a Separation from Service, and determined before any applicable offset to such retirement benefit as described in the definition of “Final Average Earnings Benefit” under the Pension Plan.”

3.	Effective January 1, 2011, the last paragraph in Section 4.1(a) is amended to read as follows:

“If the Employer and the Participant have expressly agreed to any imputed service in this Plan under an employment, severance, settlement, or other written agreement, such service shall be recognized as Benefit Service (as defined in the

Exhibit 10.5

Pension Plan) in calculating the Final Average Earnings Base Benefit or Cash Balance Account Base Benefit, as the case may be.”

4.	Effective December 31, 2011, the definition of Cash Balance Account Base Benefit in Article II is amended to read as follows:

““Cash Balance Account Base Benefit” means the Participant’s Cash Balance Account under the Pension Plan, excluding, however, any portion of such benefit attributable to a period during which the Participant was ineligible to accrue a benefit under this Plan following a Separation from Service. Notwithstanding the foregoing, in the case of a Participant who was a participant in the Executive Pension Plan on December 31, 2011 and who has a frozen accrued benefit under such Plan, “Cash Balance Account Base Benefit” means the Participant’s Cash Balance Account under the Pension Plan taking into account only amounts credited to such Cash Balance Account for 2012 and subsequent years and earnings credited thereon, and not taking into account amounts credited for 2011 or any earnings thereon, and further excluding any portion of such benefit attributable to a period during which the Participant was ineligible to accrue a benefit under this Plan following a Separation from Service.”

5.	Effective December 31, 2012, the Preface is amended to read as follows:

“Prior to January 1, 2013, The Coca-Cola Company or its subsidiaries maintained, among others, the following three pension plans: The Coca-Cola Company Cash Balance Plan (“Pre-2013 Cash Balance Plan”), The Coca-Cola Company Pension Plan (the “KO Prior Pension Plan”) and the Coca-Cola Refreshments Employees’ Pension Plan (the “CCR Prior Pension Plan”). Effective January 1, 2013, the KO Prior Pension Plan and the CCR Prior Pension Plan was merged into the Pre-2013 Cash Balance Plan which was renamed as The Coca-Cola Company Pension Plan. This Coca-Cola Refreshments Supplemental Pension Plan is intended to cover Employees who were participating in the CCR Prior Pension Plan on December 31, 2012, who accrue pension benefits using the formula previously set forth in the CCR Prior Pension Plan, reflected in Schedule Two of the Basic Plan Document, as that term is defined in The Coca-Cola Company Pension Plan.”

6.	Effective December 31, 2012, the definition of Eligible Employee is amended to read as follows:

““Eligible Employee” means an Employee who is eligible for the Pension Plan, who was participating in the CCR Prior Pension Plan on December 31, 2012, who accrued pension benefits using the formula previously set forth in the

Exhibit 10.5

CCR Prior Pension Plan, reflected in Schedule Two of the Basic Plan Document, as that term is defined in the Pension Plan, and (i) whose benefit under the Pension Plan is limited as a result of the application of Code section 415 or Code section 401(a)(17), or (ii) defers compensation under the Supplemental MESIP and/or the Deferred Compensation Plan and, solely on account of such deferrals, the Employee’s benefit under the Pension Plan is limited. Notwithstanding the foregoing, for periods before January 1, 2012, an Employee who participates in the Executive Pension Plan shall cease to be an Eligible Employee as of the effective date of such participation.”

7.	Effective September 1, 2013, Section 6.1 of the Plan is amended to read as follows:

“6.1    Plan Administration. The Plan shall be administered by the Benefits Committee. All elections, designations and notices under the Plan shall be made at such times and in such manner as determined by the Benefits Committee.

The Benefits Committee shall consist of not fewer than three members, who may or may not be officers or employees of the Company or an Affiliate. Each Benefits Committee member shall be appointed by and serve at the pleasure of The Coca-Cola Company’s Senior Vice President and Chief People Officer or his or her designee (SVP & CPO). The SVP & CPO) shall have the right to remove any member of the Benefits Committee at any time. A member may resign at any time by written resignation to the SVP & CPO. If a vacancy in the Benefits Committee should occur, a successor may be appointed by the SVP & CPO.”

IN WITNESS WHEREOF, the Benefits Committee has caused this Amendment to be signed by its duly authorized member as of this 15th day of June 2015.

THE COCA-COLA COMPANY
BENEFITS COMMITTEE
/s/ Stacy Apter
Stacy Apter

881180

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